Exhibit 99.2

Contact:	Rob Whetstone
PondelWilkinson, Inc.
(310) 279-5963
SOMAXON ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK
SAN DIEGO, CA – March 25, 2010 - Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX) today announced that it has priced an underwritten public offering of 6,000,000 shares of its common stock at a price to the public of $8.25 per share. The net proceeds from the sale of the shares, after estimated underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $45.9 million. The offering is expected to close on or about March 31, 2010, subject to customary closing conditions.
Jefferies & Company, Inc. is acting as sole book-running manager in the offering. The co-manager in the offering is Oppenheimer & Co. Somaxon has granted the underwriters an option for a period of 30 days to purchase up to an additional 900,000 shares of common stock to cover overallotments, if any.
The securities described above are being offered by Somaxon pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on November 10, 2009. A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s web site at http://www.sec.gov. Copies of the final prospectus supplement relating to these securities, when available, may be obtained from Jefferies & Company, Inc., Attention: Syndicate Prospectus Department, 520 Madison Avenue, New York, NY, 10022 and at (888) 449-2342. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products and late-stage product candidates for the treatment of diseases and disorders in the central nervous system therapeutic area. Somaxon’s product Silenor® (doxepin) has been approved by the FDA for the treatment of insomnia characterized by difficulty with sleep maintenance.
In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties such as those, among others, relating to Somaxon’s expectations regarding the completion, timing and size of the offering, and the expected net proceeds therefrom. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering, as well as risks and uncertainties associated with Somaxon’s business and finances in general, and the other risks described in Somaxon’s annual report on Form 10-K for the year ended December 31, 2009. Somaxon undertakes no obligation to update the statements contained in this press release after the date hereof.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Somaxon undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.